Exhibit 4.4

ANTERO RESOURCES CORPORATION

2020 LONG-TERM INCENTIVE PLAN

FORM OF STOCK AWARD GRANT NOTICE

Pursuant to the terms and conditions of the Antero Resources Corporation 2020 Long-Term Incentive Plan, as amended from time to time (the “Plan”), Antero Resources Corporation (the “Company”) hereby grants to the individual listed below (“you” or the “Participant”) a Stock Award of the number of shares of Stock (the “Director Shares”) set forth below. The Director Shares are subject to the terms and conditions set forth herein and in the Stock Award Agreement attached hereto as Exhibit A (the “Agreement”) and in the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	[__________________]

Date of Grant:	[__________________]

Total Number of Shares of Stock:	[__________________] Shares

You will be deemed to have accepted the Director Shares on the terms and conditions of the Plan, the Agreement and this Stock Award Grant Notice (this “Grant Notice”) unless you provide written notice to the Company within 30 days following the Date of Grant stating that you do not wish to accept the Director Shares. Any such notice must be sent to: Antero Resources Corporation, 1615 Wynkoop Street Denver, Colorado 80202, Attention: Chief Administrative Officer and Regional Senior Vice President. Upon the Company’s receipt of any such notice, the Director Shares granted hereunder will automatically be forfeited and the Company and its Affiliates will not have any further obligations to you under this Grant Notice or the Agreement.

Unless you provide written notice to the Company in the manner described above stating that you do not wish to accept the Director Shares, you will be deemed to have acknowledged that (i) you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice and (ii) you agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice.

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Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, effective for all purposes as provided above.

ANTERO RESOURCES CORPORATION

By:
Alvyn A. Schopp
Chief Administrative Officer and Regional Senior Vice President

Signature Page to

Stock Award Grant Notice

EXHIBIT A

FORM OF STOCK AWARD AGREEMENT

This Stock Award Agreement (this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached (the “Date of Grant”) by and between Antero Resources Corporation, a Delaware corporation (the “Company”), and [__________________] (“Director”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1.          Award.  In consideration of Director’s past and/or continued service as a member of the Board and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant, the Company hereby grants to Director a Stock Award of the number of shares of Stock set forth in the Grant Notice (the “Director Shares”) on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

2.          Issuance Mechanics. The Director Shares shall be issued in the form of shares of Stock to Director. The Company shall (a) cause a stock certificate or certificates representing such shares of Stock to be registered in the name of Director, or (b) cause such shares of Stock to be held in book-entry form.  For the avoidance of doubt, Director shall not pay the Company any purchase price for the Director Shares.

3.          Rights as Stockholder.  Except as otherwise provided herein, upon issuance of the Director Shares by the Company, Director shall have all the rights of a stockholder of the Company with respect to such Director Shares subject to the restrictions herein, including the right to vote the Shares.

4.          Tax Withholding. To the extent that the receipt of the Director Shares results in compensation income or wages to Director for federal, state, local or foreign tax purposes, Director shall deliver to the Company or to any Affiliate nominated by the Company at the time of such receipt, as the case may be, such amount of money or, if permitted by the Committee in its sole discretion, shares of Stock as the Company or any Affiliate nominated by the Company may require to meet its obligations under applicable tax or social security laws or regulations, and if Director fails to do so, the Company and its Affiliates are authorized to withhold, or cause to be withheld, from any cash or stock remuneration (including withholding any shares of Stock otherwise deliverable to Director under this Agreement) then or thereafter payable to Director in an amount equal to any tax or social security required to be withheld by reason of such resulting compensation income or wages, and to take such other action as may be necessary in the opinion of the Company to satisfy such withholding obligation. If such tax obligations are satisfied through the withholding of shares of Stock that are otherwise issuable to Director pursuant to this Agreement (or through the surrender of shares of Stock by Director to the Company), the maximum number of shares of Stock that may be so withheld (or surrendered) by the Company or its Affiliate shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such tax liabilities, determined based on the greatest withholding rates for federal, state, foreign, and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to this Agreement, as determined by the Committee. Director acknowledges and agrees that none of the Board, the Committee, the Company or any of its Affiliates have made any representation or warranty as to the tax consequences to Director as a result of the receipt of the Director Shares. Director represents that Director is in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. Director represents that he has consulted with any tax consultants that Director deems advisable in connection with the Director Shares.

Exhibit A-1

5.          Membership on the Board. Nothing in the adoption of the Plan, nor the grant of the Director Shares, shall confer upon Director the right to continued membership on the Board or affect in any way the right of the Company to terminate such membership at any time. Any question as to whether and when there has been a termination of Director’s membership on the Board, and the cause of such termination, shall be determined by the Board or its delegate, and its determination shall be final.

6.          Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any securities exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any securities exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the Stock to be issued or (b) in the opinion of legal counsel to the Company, the Stock to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any Stock hereunder will relieve the Company of any liability in respect of the failure to issue such Stock as to which such requisite authority has not been obtained. As a condition to any issuance of Stock hereunder, the Company may require Director to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

7.          No Right to Continued Awards. The grant of the Director Shares is a one-time award and does not create any contractual or other right to receive a grant of awards or benefits in lieu of awards in the future. Future awards will be at the sole discretion of the Committee.

8.          Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Director, such notices or communications shall be effectively delivered if hand delivered to Director at Director’s principal residence or if sent by registered or certified mail to Director at the last address Director has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

Exhibit A-2

9.          Agreement to Furnish Information. Director agrees to furnish to the Company all information requested by the Company to enable the Company or any of its Affiliates to comply with any reporting or other requirement imposed upon the Company or any of its Affiliates by or under any applicable statute or regulation.

10.       Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Director Shares granted hereby. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of Director shall be effective only if it is in writing and signed by both Director and an authorized officer of the Company.

11.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

12.       Successors and Assigns. The Company may assign any of its rights under this Agreement without Director’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon Director and Director's beneficiaries, executors, administrators and the person(s) to whom the Director Shares may be transferred by will or the laws of descent or distribution.

13.       Clawback. Notwithstanding any provision in this Agreement, the Grant Notice or the Plan to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any SEC rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

14.       Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

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Exhibit A-3